Exhibit 99.1

KULR Secures Second Order from Fortune 20 E-Commerce and Cloud Computing Customer for Commercial Drone Delivery

SAN DIEGO / GLOBENEWSWIRE / August 18, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion (“Li-ion”) battery safety and thermal management technologies, has received two orders from a leading Fortune 20 e-commerce and cloud computing company for its next generation Li-ion battery powered commercial drone delivery fleet.

The first order was for the proof of concept of KULR’s design; the second follow-on order is for prototype, field testing and certification trials. Pre-production is scheduled for 2023 with full ramp-up set to start in the second half of 2024. These drones will feature improved safety and longer flight time. In March of this year McKinsey & Company asserted, “As of early 2022, we estimate that more than 2,000 drone deliveries are occurring each day worldwide. The growth rate is accelerating every week, and we project that there will be close to 1.5 million deliveries in 2022 as a whole, up from just under half a million in 2021.”

KULR’s VP of Sales and Marketing Greg Provenzano added, “This project dovetails nicely with our focus on specific high-growth markets where our differentiated products provide a design and production solution for safety and performance. Drone delivery is still in its early innings and e-commerce companies will only continue to implement this form of delivery logistics into their platforms as the commercial drone ecosystem continues to build out.”

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com